[INTERNATIONAL PAPER LOGO]

                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921
News Release

Media Contacts:     Jennifer Boardman, 203-541-8407
                    Kathleen Bark, 203-541-8418

Investor Contact:   Darial Sneed, 203-541-8541
                    Brian Turcotte, 203-541-8632

     International Paper Reports Fourth-Quarter and Full-Year 2003 Earnings

     o Net earnings in fourth quarter 2003 were $48 million versus net loss of $130 million in 2002 fourth quarter.

STAMFORD, Conn. - Feb. 2, 2004 - International Paper (NYSE: IP) today reported 2003 fourth-quarter net earnings of $48 million ($0.10 per share), compared with a net loss of $130 million ($0.27 per share) in the fourth quarter 2002 and net earnings of $122 million ($0.25 per share) in the third quarter 2003. For the 2003 full year, International Paper reported net earnings of $302 million ($0.63 per share) compared with a net loss of $880 million ($1.83 per share) in 2002. Amounts in all periods include the effects of special items.

Fourth-quarter 2003 net sales rose to $6.5 billion, compared with 2002 fourth-quarter net sales of $6.3 billion, and 2003 third-quarter sales of $6.4 billion. Sales for the full year in 2003 were $25.2 billion compared with $25.0 billion in 2002.

Before special items, earnings for the 2003 fourth quarter were $110 million ($0.23 per share), compared with 2002 fourth-quarter earnings before special items of $160 million ($0.33 per share) and third-quarter 2003 earnings before special items of $117 million ($0.24 per share).

Fourth-quarter 2003 earnings included a $20 million reduction in the provision for income taxes ($0.04 per share) reflecting a reduction in the full-year effective tax rate, excluding special items and accounting changes, to 22 percent from the 25 percent estimated in the 2003 third quarter. The reduction in the rate was due to a higher proportion of taxable income in lower tax rate jurisdictions.

For the year 2003, International Paper reported earnings before special items of $384 million ($0.80 per share), compared with 2002 full-year earnings of $540 million ($1.12 per share) before special items.

"Despite the normal seasonal slowdown in demand and continued price pressure in uncoated paper and industrial packaging, we benefited from improved pricing in lumber and plywood as well as pulp," said John Faraci, International Paper chairman and chief executive officer. "Overall, the business environment was tough throughout 2003, with demand lagging U.S. economic growth - especially for paper and packaging products -- and weak pricing. However, good operational performance and our continued focus on improving our internal costs and product mix partially offset high raw material and pension costs. This concentration on customers and focusing on the costs we can control are giving us significant traction, which will enhance our earnings as the economy improves."

Commenting on the coming year, Faraci said, "We expect a slow start in the first quarter, with mixed pricing and continued high costs for energy and wood. However, there are clear signs of momentum in the U.S. and world economies, and for the balance of 2004, we see demand and pricing improving for containerboard, uncoated free sheet and pulp."

Effects of Special Items

Special items in the 2003 fourth quarter included a pretax charge of $101 million ($61 million after taxes and minority interest) for restructuring and other costs, $21 million ($26 million after taxes) of net losses on sales and impairments of businesses held for sale and a $23 million credit ($15 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. In addition, a $13 million decrease in the income tax provision, after minority interest, was recorded in the fourth quarter reflecting a favorable settlement with Australian tax authorities of net operating loss carryforward credits. The $101 million charge for restructuring and other costs included $91 million ($55 million after taxes and minority interest) for facility closures and organizational restructuring programs, $29 million ($18 million after taxes) for additional legal reserves, and a credit of $19 million ($12 million after taxes) for gains on early extinguishment of debt. The net after-tax effect of these special items was an expense of $0.12 per share. Additionally, an after-tax charge of $3 million ($0.01 per share) was recorded for the cumulative effect of an accounting change for the adoption of the provisions of Financial Interpretation No. 46, Consolidation of Variable Interest Entities, for a total expense of $0.13 per share in the quarter from special items and accounting changes.

Fourth-quarter 2002 special items consisted of a pre-tax charge of $147 million ($98 million after taxes and minority interest) for restructuring and other costs, a pre-tax charge of $450 million ($278 million after taxes) for additions to existing exterior siding and roofing legal reserves, a pre-tax credit of $10 million ($4 million after taxes) to adjust accrued costs of businesses sold, a pre-tax credit of $58 million ($36 million after taxes) for the net reversal of restructuring and realignment reserves no longer required, and a $46 million credit for an adjustment of deferred state income tax reserves. The $147 million charge for restructuring and other costs included $101 million ($71 million after taxes and minority interest) for facility closures, administrative realignment severance costs, and cost reduction actions, and $46 million ($27 million after taxes and minority interest) for early debt retirement costs. The net after-tax effect of these special items was an expense of $0.60 per share.

Special items in the 2003 third quarter included a pre-tax charge of $93 million ($59 million after taxes), including $33 million for facility closure costs, $38 million for severance costs associated with organizational restructuring programs, $8 million for early debt retirement costs, and $14





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million for additional legal reserves; a pre-tax charge of $1 million ($1 million after taxes) to adjust costs of businesses previously sold; and a pre-tax credit of $8 million ($5 million after taxes) for the net reversal of restructuring and realignment reserves no longer required. In addition, a decrease in the income tax provision of $60 million was recorded reflecting a favorable revision of estimated tax reserves upon filing of the 2002 federal income tax return and increased research and development credits. The net after-tax effect of these items was income of $0.01 per share.

Segment Information

Operating profits of $454 million for the fourth quarter of 2003 were down from the third-quarter operating profits of $489 million due to higher costs. Operating profits were below fourth-quarter 2002 operating profits of $486 million, due to higher raw material costs, lower prices, and weaker volumes, which were partially offset by cost improvements.

Fourth-quarter 2003 segment operating profits and business trends compared with the third quarter of 2003 are as follows:

Fourth-quarter operating profits for Printing Papers were $66 million compared with third-quarter 2003 operating profits of $120 million. During the quarter, pulp volume and average price realizations were up, however volumes for uncoated free sheet were down slightly and average pricing was also lower. The coated business continued to be hampered by import pressures due to weak overseas demand, and coated volumes were lower as the catalog season ended.

Industrial and Consumer Packaging operating profits were $100 million in the fourth quarter, compared with $107 million in the third quarter, as lower prices were partially offset by higher sales volumes in containerboard and bleached board.

The company's distribution business, xpedx, reported operating profits of $21 million for the fourth quarter 2003 compared with operating profits in the third quarter of $24 million, as sales volumes were down in the printing papers, facility supplies and graphics segments.

Fourth-quarter Forest Products operating profits of $236 million were up from $201 million in the third quarter 2003 as higher lumber and plywood prices more than offset lower volumes.

Operating profits at Carter Holt Harvey, International Paper's 50.5 percent owned subsidiary in New Zealand, were $14 million in the fourth quarter, compared with third-quarter operating profits of $19 million as a result of lower export volumes and earnings, driven by higher freight costs and the weaker U.S. dollar.

Fourth-quarter 2003 corporate net expenses of $144 million were in line with third-quarter 2003 net expenses of $138 million but higher than fourth-quarter 2002 net expenses of $51 million. The increase between the fourth quarter 2002 and fourth quarter 2003 was largely due to higher pension, supply chain initiative, and inventory-related costs. The 2002 fourth quarter also included a gain from the sale of stock obtained from an insurance company demutualization. Full year 2003 corporate net expenses were $466 million as compared to $253 million of net expense in 2002 with year-over-year increases attributable to higher 2003 pension and supply chain initiative costs, offset in part by gains on energy hedging transactions. In addition, 2002 included gains from the insurance company demutualization stock sale and foreign exchange.

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EST) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. Persons who wish to listen to the live earnings webcast must pre-register at the site prior to the webcast. A replay of the webcast will also be available on the Web site beginning at 1 p.m. (EST) this afternoon.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative 'r' (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

                                      # # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company's products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company's manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, economic conditions in developing countries, specifically Brazil and Russia, the current military action in Iraq and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.





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                               International Paper
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)

                                                          Three Months Ended            Twelve Months Ended
                                                             December 31,                   December 31,
                                                        ----------------------        -----------------------
                                                         2003            2002          2003             2002
                                                        ------          ------        ------          -------
Net Sales (In billions)                                 $  6.5          $  6.3        $ 25.2          $  25.0
                                                        ------          ------        ------          -------
Earnings (Loss) Before Interest, Income Taxes,
   Minority Interest, and Cumulative Effect of
   Accounting Changes                                      226 (a)         (79)(f)     1,112 (d)        1,154 (h)

         Interest expense, net                             185 (b)         193           766 (b)          783
                                                        ------          ------        ------          -------
Earnings (Loss) Before Income Taxes, Minority
   Interest, and Cumulative Effect of
   Accounting Changes                                       41 (a)        (272)(f)       346 (d)          371 (h)

         Income tax provision (benefit)                    (34)(a,c)      (172)(f,g)     (92)(c,d,e)      (54)(g,h)

         Minority interest expense, net of taxes            24 (a,b,c)      30 (f)       123 (b,c,d)      130 (h)
                                                        ------          ------        ------          -------

Earnings (Loss) Before Cumulative Effect of
   Accounting Changes                                       51 (a,c)      (130)(f,g)     315 (c,d,e)      295 (g,h)
      Cumulative Effect of Accounting Changes:
         Asset Retirement Obligations, net of taxes         --              --           (10)              --
         Variable Interest Entities, net of taxes           (3)             --            (3)              --
         Transitional goodwill impairment charge, net
            of minority interest                            --              --            --           (1,175)
                                                        ------          ------        ------          -------

Net Earnings (Loss)                                     $   48 (a,c)    $ (130)(f,g)  $  302 (c,d,e)  $  (880)(g,h)
                                                        ======          ======        ======          =======

Earnings (Loss) Per Common Share Before
   Cumulative Effect of Accounting Changes              $ 0.11 (a,c)    $(0.27)(f,g)  $ 0.66 (c,d,e)  $  0.61 (g,h)

Earnings (Loss) Per Common Share -
      Cumulative Effect of Accounting Changes:
         Asset Retirement Obligations - SFAS 143            --              --         (0.02)              --
         Variable Interest Entities, net of taxes        (0.01)             --         (0.01)              --
         Goodwill Impairment - SFAS 142                     --              --            --          $ (2.44)
                                                        ------          ------        ------          -------

Earnings (Loss) Per Common Share                        $ 0.10 (a,c)    $(0.27)(f,g)  $ 0.63 (c,d,e)  $ (1.83)(g,h)
                                                        ======          ======        ======          =======
Earnings (Loss) Per Common Share -
   Assuming Dilution                                    $ 0.10 (a,c)    $(0.27)(f,g)  $ 0.63 (c,d,e)  $ (1.83)(g,h)
                                                        ======          ======        ======          =======

Average Shares of Common Stock Outstanding               480.7           479.6         479.6            481.4
                                                        ======          ======        ======          =======

(a) Includes a $101 million charge before taxes and minority interest ($61 million after taxes and minority interest) for facility closures and organizational restructuring programs, net gains on early debt extinguishment, and additional legal reserves; a pre-tax charge of $21 million ($26 million after taxes) for net losses on sales and impairments of businesses held for sale; and a credit of $23 million before taxes ($15 million after taxes) for the net reversal of restructuring and realignment reserves no longer required.

(b) Includes an increase in interest expense and a decrease in minority interest expense of approximately $22 million and $44 million for the three and twelve months ended December 31, 2003, respectively, related to the adoption of FIN 46R.

(c) Includes a decrease of $26 million before minority interest ($13 million after minority interest) in the income tax provision related to a settlement of Australian net operating loss carryforward credits.

(d) Includes a $298 million charge before taxes and minority interest ($184 million after taxes and minority interest) for facility closures and organizational restructuring programs, net gains on early debt extinguishment, and additional legal reserves; a pre-tax charge of $32 million ($33 million after taxes) for net losses on sales and impairments of businesses held for sale; and a credit of $40 million before taxes and minority interest ($25 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

(e) Includes decreases of $110 million in the income tax provision reflecting a revision of estimated tax reserves upon filing of the 2002 Federal income tax return and settlements of prior period tax issues.

(f) Includes a charge of $147 million before taxes and minority interest ($98 million after taxes and minority interest) for facility closures, administrative realignment severance costs, cost reduction actions, and early debt retirement costs; a pre-tax charge of $450 million ($278 million after taxes) for additions to existing exterior siding and roofing legal reserves; a pre-tax credit of $58 million ($36 million after taxes) for the net reversal of restructuring and realignment reserves no longer required; and a credit of $10 million before taxes ($4 million after taxes) to adjust accrued costs of businesses sold.

(g) Includes a decrease of $46 million in the income tax provision for a reduction of deferred state income tax liabilities.

(h) Includes a $245 million charge before taxes and minority interest ($157 million after taxes and minority interest) for facility closures, administrative realignment severance costs, cost reduction actions, and early debt retirement costs; a pre-tax charge of $450 million ($278 million after taxes) for additions to existing exterior siding and roofing legal reserves; a credit of $41 million before taxes and minority interest ($101 million after taxes and minority interest) for net losses on sales and impairments of businesses held for sale; and a pre-tax credit of $68 million ($43 million after taxes) for the net reversal of restructuring and realignment reserves no longer required.

                               International Paper
                        Reconciliation of Earnings Before
                      Special Items to Net Earnings (Loss)
                            Preliminary and Unaudited
                   (In millions except for per share amounts)

                                                  Three Months Ended   Twelve Months Ended
                                                     December 31,          December 31,
                                                  ------------------   -------------------
                                                     2003    2002         2003     2002
                                                     ----   -----        -----   -------
Earnings Before Special Items (1)                    $110   $ 160        $ 384   $   540

Restructuring and other charges                       (61)    (98)        (184)     (157)
Exterior siding and roofing litigation reserves        --    (278)          --      (278)
Reversal of reserves no longer required                15      36           25        43
Net gains (losses) on sales and impairments
   of businesses held for sale                        (26)      4          (33)      101
Income tax adjustments                                 13      46          123        46
Cumulative effect of change in accounting
   for variable interest entities                      (3)     --           (3)       --
Cumulative effect of change in accounting
   for asset retirement obligations                    --      --          (10)       --
Cumulative effect of change in accounting
   for transitional goodwill impairment charge         --      --           --    (1,175)
                                                     ----   -----        -----   -------
Net Earnings (Loss) as Reported                      $ 48   $(130)       $ 302   $  (880)
                                                     ====   =====        =====   =======

                                                  Three Months Ended   Twelve Months Ended
                                                     December 31,          December 31,
                                                  ------------------   -------------------
                                                    2003     2002         2003     2002
                                                   ------   ------       ------   ------
Earnings Per Common Share                          $ 0.23   $ 0.33       $ 0.80   $ 1.12
   Before Special Items (1)

Restructuring and other charges                     (0.13)   (0.21)       (0.39)   (0.33)
Exterior siding and roofing litigation reserves        --    (0.58)          --    (0.58)
Reversal of reserves no longer required              0.03     0.08         0.05     0.09
Net gains (losses) on sales and impairments
   of businesses held for sale                      (0.05)    0.01        (0.06)    0.21
Income tax adjustments                               0.03     0.10         0.26     0.10
Cumulative effect of change in accounting
   for variable interest entities                   (0.01)      --        (0.01)      --
Cumulative effect of change in accounting
   for asset retirement obligations                    --       --        (0.02)      --
Cumulative effect of change in accounting
   for transitional goodwill impairment charge         --       --           --    (2.44)
                                                   ------   ------       ------   ------
Earnings (Loss) Per Common Share as Reported       $ 0.10   $(0.27)      $ 0.63   $(1.83)
                                                   ======   ======       ======   ======

(1) The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under generally accepted accounting principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.





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                               International Paper
                     Sales and Earnings by Industry Segment
                            Preliminary and Unaudited
                                  (In millions)

Sales by Industry Segment

                                                  Three Months Ended   Twelve Months Ended
                                                     December 31,          December 31,
                                                  ------------------   -------------------
                                                    2003     2002        2003       2002
                                                   ------   ------      -------   -------
Printing Papers                                    $1,885   $1,910      $ 7,555   $ 7,510
Industrial and Consumer Packaging                   1,600    1,540        6,200     6,095
Distribution                                        1,565    1,630        6,230     6,345
Forest Products                                       810      765        3,025     3,090
Carter Holt Harvey                                    635      520        2,250     1,910
Specialty Businesses and Other (1)                    300      330        1,305     1,535
Less: Intersegment Sales                             (328)    (405)      (1,386)   (1,509)
                                                   ------   ------      -------   -------

                                                   $6,467   $6,290      $25,179   $24,976
                                                   ======   ======      =======   =======

Earnings by Industry Segment

                                                  Three Months Ended   Twelve Months Ended
                                                     December 31,          December 31,
                                                  ------------------   -------------------
                                                     2003    2002         2003     2002
                                                    -----   -----        ------   ------
Printing Papers                                     $  66   $ 157        $  451   $  519
Industrial and Consumer Packaging                     100     116           417      517
Distribution                                           21      28            82       92
Forest Products                                       236     156           741      700
Carter Holt Harvey                                     14      16            58       56
Specialty Businesses and Other (1)                     17      13            52       51
                                                    -----   -----        ------   ------

Operating Profit                                      454     486         1,801    1,935

Interest expense, net                                (185)   (193)         (766)    (783)
Minority interest (2)                                  15      15            67       58
Corporate items, net                                 (144)    (51)         (466)    (253)
Restructuring and other charges                      (101)   (597)         (298)    (695)
Net (gains) losses on sales and impairments of
   businesses held for sale                           (21)     10           (32)      41
Reversal of reserves no longer required                23      58            40       68
                                                    -----   -----        ------   ------

Earnings before income taxes, minority interest
   and cumulative effect of accounting changes      $  41   $(272)       $  346   $  371
                                                    =====   =====        ======   ======

(1) Includes Arizona Chemical, Industrial Papers, and Chemical Cellulose Pulp, as well as other smaller businesses identified in our divestiture program.

(2) Operating profits for industry segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes, minority interest, and cumulative effect of accounting changes.

                               International Paper
                           Supplemental Financial Data
                            Preliminary and Unaudited

Financial Data (In millions)

                                                  Three Months Ended    Twelve Months Ended
                                                     December 31,           December 31,
                                                  -------------------   -------------------
                                                      2003   2002          2003     2002
                                                      ----   ----         ------   ------
Depreciation, amortization and cost of
   timber harvested                                   $418   $393         $1,644   $1,587
                                                      ====   ====         ======   ======

Investment in capital projects (1)                    $463   $392         $1,166   $1,009
                                                      ====   ====         ======   ======

(1) Includes $2 million and $4 million of spending for businesses held for sale for the three months and twelve months ended December 31, 2003, respectively. Includes $2 million and $6 million of spending for businesses held for sale for the three months and twelve months ended December 31, 2002, respectively.

                               International Paper
                        Sales Volumes by Product (1) (2)
                            Preliminary and Unaudited

International Paper Consolidated (excluding Carter Holt Harvey)

                                                  Three Months Ended   Twelve Months Ended
                                                     December 31,         December 31,
                                                  ------------------   -------------------
                                                      2003    2002         2003    2002
                                                     -----   -----        -----   -----
Printing Papers (In thousands of short tons)
   Uncoated Papers and Bristols                      1,563   1,535        6,238   6,332
   Coated Papers                                       532     555        2,113   2,212
   Market Pulp                                         546     545        2,012   2,013

Packaging (In thousands of short tons)
   Containerboard                                      504     459        1,946   1,862
   Bleached Packaging Board                            351     321        1,348   1,247
   Kraft                                               151     154          606     626
   Industrial and Consumer Packaging                 1,112   1,086        4,383   4,372

Forest Products (In millions)
   Panels (sq. ft. 3/8" - basis)                       473     477        2,037   2,233
   Lumber (board feet)                                 882     864        3,573   3,681
   Particleboard (sq. ft. 3/4" - basis)                 --      --           --     129

Carter Holt Harvey (3)
                                                  Three Months Ended   Twelve Months Ended
                                                      December 31,         December 31,
                                                  ------------------   -------------------
                                                      2003   2002          2003   2002
                                                      ----   ----          ----   ----
Printing Papers (In thousands of short tons)
   Uncoated Papers and Bristols                         33     35           132    137
   Market Pulp                                         155    127           499    512

Packaging (In thousands of short tons)
   Containerboard                                      107    108           361    400
   Bleached Packaging Board                             19     21            84     89
   Industrial and Consumer Packaging                    38     37           153    154

Forest Products (In millions)
   Panels (sq. ft. 3/8" - basis)                        44     51           179    200
   Lumber (board feet)                                 128    141           503    546
   MDF and Particleboard (sq. ft. 3/4" - basis)        141    123           582    494

(1) Includes third party and inter-segment sales.

(2) Sales volumes for divested businesses are included through the date of sale.

(3) Includes 100 percent of volumes sold.

                           INTERNATIONAL PAPER COMPANY
                           Consolidated Balance Sheet
                            Preliminary and Unaudited
                                  (In Millions)

                                                    December 31,   December 31,
                                                        2003           2002
                                                    ------------   ------------
Assets
Current Assets
   Cash and temporary investments                      $ 2,363        $ 1,074
   Accounts and notes receivable, net                    2,894          2,780
   Inventories                                           2,983          2,879
   Other current assets                                  1,097          1,005
                                                       -------        -------
     Total Current Assets                                9,337          7,738
                                                       -------        -------

Plants, Properties and Equipment, net                   14,275         14,167
Forestlands                                              4,069          3,846
Investments                                                773            227
Goodwill                                                 5,341          5,307
Deferred Charges and Other Assets                        1,730          2,507
                                                       -------        -------
Total Assets                                           $35,525        $33,792
                                                       =======        =======

Liabilities and Common Shareholders' Equity
Current Liabilities
   Notes payable and current maturities
   of long-term debt                                   $ 1,762        $    --
   Accounts payable and accrued liabilities              4,716          4,579
                                                       -------        -------
      Total Current Liabilities                          6,478          4,579
                                                       -------        -------

Long-Term Debt                                          13,775         13,042
Deferred Income Taxes                                    1,598          1,765
Other Liabilities                                        3,636          3,778
Minority Interest                                        1,800          1,449
Mandatorily Redeemable Preferred Securities                 --          1,805

Common Shareholders' Equity
   Invested capital                                      5,156          4,114
   Retained earnings                                     3,082          3,260
                                                       -------        -------
      Total Common Shareholders' Equity                  8,238          7,374

                                                       -------        -------
Total Liabilities and Common Shareholders' Equity      $35,525        $33,792
                                                       =======        =======

Note: December 31, 2003 balances for Investments, Deferred Charges and Other Assets, Notes Payable and Current Maturities of Long-term Debt, Long-term Debt and Mandatorily Redeemable Preferred Securities reflect certain changes from the December 31, 2002 presentation resulting from the application of the provisions of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." Additionally, increases in Cash and Temporary Investments and Long-term Debt reflect the issuance of approximately $1 billion of notes in December 2003.